UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number 000-25585
                                                                 -------------


                    ProFutures Long/Short Growth Fund, L.P.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                        11719 Bee Cave Road, Suite 200
                      Austin, Texas 78738 (800) 348-3601
--------------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
--------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(i)  [ ]

          Rule 12g-4(a)(1)(ii) [X]    Rule 12h-3(b)(1)(ii) [X]

          Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(i)  [ ]

          Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii) [ ]

                                      Rule 15d-6           [ ]

      Approximate number of holders of record as of the certification or notice date: 267

      Pursuant to the requirements of the Securities Exchange Act of 1934, ProFutures Long/Short Growth Fund, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 6, 2006                     BY: /s/ Gary D. Halbert
                                                -------------------

                                                    Gary D. Halbert
                                                    President, ProFutures Inc.,
                                                    its General Partner




                                      2